Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:         Frank Cappello

(216) 432-6278

SIFCO Industries, Inc. announces the acquisition of the forging business and related assets from GEL Industries, Inc. (DBA Quality Aluminum Forge)

Cleveland, Ohio, November 1, 2011: SIFCO Industries, Inc. (NYSE Amex: SIF) (“SIFCO”) announces the acquisition of the business and related assets of GEL industries, Inc. (DBA Quality Aluminum Forge) (“QAF”), an aerospace component supplier located in Orange, California. The QAF business is principally known as a supplier of precision forged and machined aerospace components for use on a broad range of both commercial and military aircraft models. QAF is a supplier to both the aerospace OEM and aerospace aftermarket segments. The transaction, which includes essentially all of the operating assets and liabilities of QAF, closed on October 28, 2011. This acquisition enhances SIFCO’s product offering by adding a new metal capability and increasing the company’s finish machining capability in both of its main market segments—aerospace and energy. The acquisition also continues SIFCO’s move toward a higher commercial content in its revenue base. Under SIFCO’s ownership, substantially all of the management team and employees of the acquired business will continue to serve its customer base.

SIFCO Chief Executive Officer, Michael S. Lipscomb, said: “I am very pleased to announce the acquisition of the QAF business. This is SIFCO’s second major addition within the past 12 months and has again added an immediately accretive business to the core of our strategic focus. QAF will enhance our near term financial performance and will also add aluminum forging and machining capability to SIFCO’s broad offerings in the commercial aerospace and energy markets. QAF is a leading supplier of precision aluminum forged and machined components to the commercial aerospace market, which is at the heart of SIFCO’s core business. This acquisition, along with the recent addition of a 5,000 ton forging press in our Cleveland operation, will enable SIFCO to supply a much larger size range of forged aluminum products than has been the case at QAF in the past. SIFCO is looking forward to the successful integration of QAF and welcomes our new employees, customers and suppliers to the SIFCO family”.

About SIFCO Industries, Inc.—SIFCO Industries, Inc. (“Company”) is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services include forging, heat-treating, coating, welding, machining and selective electrochemical finishing. The products include forgings, machined forged parts and other machined metal parts, remanufactured component parts for turbine engines, and selective electrochemical finishing solutions and equipment. The Company’s operations are conducted in three business segments: (1) Forged Component Group, (2) Turbine Components Services and Repair Group, and (3) Applied Surface Concepts Group.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.